EXHIBIT 99.1

Contact:

CryoCor, Inc. Gregory J. Tibbitts Chief Financial Officer (858) 909-2200 gtibbitts@cryocor.com	The Ruth Group Nick Laudico / Zack Kubow (investors) (646) 536-7030 / 7020 nlaudico@theruthgroup.com zkubow@theruthgroup.com Jason Rando (media) (646) 536-7025 jrando@theruthgroup.com

For Immediate Release

CryoCor Receives FDA Approval for Right Atrial Flutter

San Diego, CA, August 2, 2007 – CryoCor, Inc. (Nasdaq: CRYO), a medical device company focused on the treatment of cardiac arrhythmias, announced today that the U.S. Food and Drug Administration (FDA) has granted pre-market approval (PMA) for its Cardiac Cryoablation System for the treatment of right atrial flutter.

Based on this approval, CryoCor intends to begin selling its cryoablation system in the United States over the next several months. The Company will place an initial focus on console placement in high-volume ablation centers in the U.S. and is currently evaluating its sales and marketing requirements for this strategy. The Company has targeted an initial installed base of approximately 120 to 160 consoles by December 31, 2008, growing to approximately 300 consoles by 2010.

Helen Barold, M.D., Chief Medical Officer of CryoCor, said, “I am extremely pleased with the FDA’s decision to approve our Cryoablation System for the treatment of right atrial flutter. There is a large opportunity for treating flutter with cryoablation. Over 200,000 patients per year in the United States are diagnosed with this condition. Many of these patients could benefit from the unique advantages provided by our system, specifically the fact that cryoablation is a less painful way of ablating right atrial flutter as demonstrated by several published studies.”

Ed Brennan, Ph.D., President and Chief Executive Officer of CryoCor, said, “The approval of the PMA for the CryoCor Cryoablation System for the treatment of right atrial flutter by the FDA is a major milestone for the company. We look forward to commencing our sales and marketing efforts and driving utilization of our Cryoablation System. An important element of our strategy is to grow our installed base of consoles, which drives the use of disposables for the treatment of right atrial flutter.”

The FDA’s decision to approve CryoCor’s PMA for right atrial flutter follows an Advisory Panel meeting convened on June 27, 2007. At that panel meeting, the Advisory Panel voted to recommend approval of CryoCor’s PMA, with conditions. To comply with these conditions, CryoCor will implement a formal training program for clinical sites, as well as conduct a two-arm registry study of 650 patients collecting safety and long term effectiveness data on the use of its cryoablation system as compared to approved radiofrequency catheters in the treatment of right atrial flutter. CryoCor reported that it does not anticipate significant difficulty in complying with the requirements of the registry study.

About CryoCor

CryoCor is a medical technology company that has developed and manufactures a disposable catheter system based on its proprietary cryoablation technology for the minimally invasive treatment of cardiac arrhythmias. The Company’s product, the CryoCor Cardiac Cryoablation System, or the Cryoablation System, is designed to treat cardiac arrhythmias through the use of cryoenergy, or extreme cold, to destroy targeted cardiac tissue. The Cryoablation System has been approved in Europe for the treatment of atrial fibrillation, and atrial flutter, the two most common and difficult to treat arrhythmias, since 2002. In the United States, CryoCor is conducting a pivotal trial to evaluate the safety and efficacy of the Cryoablation System for the treatment of atrial fibrillation and the Cryoablation System has been approved for the treatment of right atrial flutter. For more information please visit the Company’s website at http://www.cryocor.com

Forward Looking Statements

The statements in this press release that are not descriptions of historical facts are forward-looking statements that are subject to risks and uncertainties. Such statements are only predictions and reflect the Company’s expectations and assumptions as of the date of this press release based on currently available operating, financial, and competitive information. The actual events or results may differ materially from those projected in such forward-looking statements due to a number of factors, including risks associated with the Company’s ability to successfully commercialize its Cryoablation System in the United States and elsewhere; risks associated with the Company’s dependence on patents and proprietary rights; risks associated with the Company’s protection and enforcement of its patents and proprietary rights; risks associated with the development or availability of competitive products or technologies; and the other risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. The Company expressly disclaims any intent or obligation to update any of these forward-looking statements.

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